AllianzGI Convertible & Income Fund II
Annual Shareholder Meeting Results

The Fund held its annual meeting of shareholders on July 19, 2012.  Common/Preferred shareholders voted as indicated below:

                   Affirmative   Withheld Authority

Re-election of Hans W. Kertess – Class III to serve until the Annual                                                                                                                            51,809,269     1,827,349
Meeting for the 2015-2016 fiscal year
Re-election of John C. Maney† - Class III to serve until the Annual                                                                                                                              51,904,821     1,731,797
Meeting for the 2015-2016 fiscal year

The other members of the Board of Trustees at the time of the meeting, namely Ms. Deborah A. DeCotis and Messrs. Bradford K. Gallagher, James A. Jacobson*, William B. Ogden, IV and Allan Rappaport* continue to serve as Trustees.

____________________
†Interested Trustee
*Preferred Shares Trustee